January 22, 2001



EXHIBIT 5.1
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SVI Holdings, Inc.
12707 High Bluff Drive, Suite 335
San Diego, California  92130

Re:      Registration Statement on Form S-3

Ladies and Gentleman:

We are delivering this opinion and consent to you in connection with the proposed resale of up to 4,431,757 shares of common stock, $.0001 par value (the "Shares"), of SVI Holdings, Inc. (the "Company"), to be registered with the Securities and Exchange Commission on Form S-3 (the "Registration Statement").

We have examined such documents as we have considered necessary and appropriate for the purposes of this opinion. Based thereon, we advise you that, in our opinion, the Shares have been duly authorized by the Company and upon issuance, following exercise of the right to purchase the Shares in accordance with the terms of the Common Stock Purchase Agreement dated December 22, 2000 or exercise of the warrants issued in connection with such Agreement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,



SOLOMON WARD SEIDENWURM & SMITH, LLP